EXHIBIT 3.2

AMENDED AND RESTATED BYLAWS
OF
COLUMBIA BANKING SYSTEM, INC.

ARTICLE 1
Meetings of Shareholders
SECTION 1.1 – Shareholder Meetings. Shareholder meetings shall be held at the principal office of Columbia Banking System, Inc. (the “Corporation”), or at such other location within or without the State of Washington as shall be determined by the Board of Directors (the “Board”) and stated in the Notice of Meeting.
SECTION 1.2 – Annual Meeting. The regular annual meeting of the shareholders for the election of directors and for the transaction of such other business as may properly be brought before the meeting shall be held on such day and at such time following the close of the Corporation’s fiscal year as shall be determined each year by the Board. If such annual meeting is omitted by oversight or otherwise during such period, a subsequent annual meeting may nonetheless be held, and any business transacted or elections held at such meeting shall be as valid as if the annual meeting had been held during the period provided above.
SECTION 1.3 – Special Meetings. Special meetings of the shareholders may be called at any time by the Chair, the Chief Executive Officer (the “CEO”), the President, a majority of the Board, or upon the delivery of a written demand of the holders of record of ten (10) percent of the outstanding stock entitled to vote on any issue proposed to be considered at the proposed special meeting to the Secretary of the Corporation (such demand being referred to as a “Demand”).
SECTION 1.4 – Nominations and Business at Annual and Special Meetings. Nominations of persons for election to the Board and the proposal of business to be considered by the shareholders at an annual or special meeting of shareholders may be made only:

(A)    pursuant to the Corporation’s notice of meeting delivered pursuant to Section 1.5 of these bylaws;
(B)    by or at the direction of the Board (or any duly authorized committee thereof);
(C)    in the case of an annual meeting, by any shareholder entitled to vote at the meeting who complies with the notice procedures set forth in Section 1.17 of these bylaws; or
(D)    in the case of a special meeting:
(i)    called pursuant to a Demand for a special meeting delivered in accordance with Section 1.3 of these bylaws, as specified in such Demand by the shareholder(s) making such Demand who shall have complied with the notice procedures set forth in Section 1.17 of these bylaws; or
(ii)    called by the Corporation other than pursuant to a Demand, if directors are to be elected pursuant to the Corporation’s notice of meeting delivered pursuant to Section 1.5 of these bylaws, then nominations of persons for election to the Board may be made by any shareholder entitled to vote at the meeting who complies with the notice procedures set forth in Section 1.17 of these bylaws. Any such shareholder may nominate such number of persons for election to the Board as is less than or equal to the number of position(s) as are specified in the Corporation’s notice of meeting.
Clauses (C) and (D) of this Section 1.4 shall be the exclusive means for a shareholder to make nominations of persons for election to the Board or submit other business before a meeting of shareholders. The notice procedures set forth in Section 1.17 of these bylaws shall be deemed satisfied by a shareholder who seeks to have the shareholder’s proposal included in the Corporation’s proxy statement and identified as a proposal in the Corporation’s form of proxy pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 (“1934 Act”) if such shareholder complies with the provisions of that Rule.
SECTION 1.5 – Notice. Written notice stating the place, day, and hour of the meeting, and in case of a special meeting the purpose or purposes for which the meeting is called, shall be delivered not less than ten (10) days nor more than sixty (60) days before the date of the meeting (except when the purpose of the meeting includes action on an amendment to the Articles of Incorporation of the Corporation (the “Articles of Incorporation”), a plan of merger or share exchange, a proposed sale of assets pursuant to Section 23B.12.020 of the Washington Business Corporation Act (the “WBCA”), or the dissolution of the Corporation, in which case notice shall be delivered not less than twenty (20) nor more than sixty (60) days before the meeting date), either personally or by mail, by or at the direction of the Chair, the CEO, the President, the Secretary, or the person or persons calling the meeting, to each shareholder of record entitled to vote at such meeting. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail, postage prepaid, addressed to the shareholder at their address as it appears on the stock transfer books of the Corporation. Each shareholder shall be responsible for providing the Secretary with the shareholder’s current mailing address to which notices of meetings and all other corporate notices may be sent. A shareholder may waive any notice required for any meeting by executing a written waiver of notice either before or after said meeting and such waiver shall be equivalent to the giving of such notice. The attendance of a shareholder at a shareholders’ meeting, in person or by proxy, shall constitute a waiver of notice of the meeting.
SECTION 1.6 – Quorum; Vote Required. A majority of the shares entitled to vote shall constitute a quorum at a meeting of shareholders. When a quorum is present at any meeting, except as set forth below, action on a matter is approved if the votes cast favoring the action exceed the votes cast opposing the action, unless otherwise provided by the Articles of Incorporation or law. The Corporation elects to be governed by Section 23B.10.205 of the WBCA with respect to the election of directors, as set forth in this Section 1.6. In any election of directors that is not a contested election the candidates elected are those receiving a majority of votes cast. For purposes of this Section 1.6, a “majority of votes cast” means that the number of shares voted “for” a director nominee must exceed the number of shares voted “against” that director nominee. The following shall not be considered votes cast for this purpose: (i) a share whose ballot is marked as withheld; (ii) a share otherwise present at the meeting but for which there is an abstention; and (iii) a share otherwise present at the meeting as to which a shareholder of record gives no authority or direction. A nominee for director in an election that is not a contested election who does not receive a majority of votes cast, but who was a director at the time of the election, shall continue to serve as a director for a term that shall terminate on the date that is the earlier of: (i) ninety (90) days from the date on which the voting results of the election are determined, (ii) the date on which an individual is selected by the Board to fill the office held by such director, which selection shall be deemed to constitute the filling of a vacancy by the Board, or (iii) the date on which the director’s resignation is accepted by the Board. In a contested election, the directors shall be elected by a plurality of the votes cast. For purposes of this Section 1.6, a “contested election” is any meeting of shareholders for which (i) the Secretary of the Corporation receives a notice that a shareholder has nominated a person for election to the Board in compliance with the advance notice requirements for shareholder nominees for director set forth in Section 1.17 of these bylaws, (ii) such nomination has not been withdrawn by such shareholder on or prior to the last date that a notice of nomination for such meeting is timely as determined under Section 1.17 and (iii) the Board has not determined before the notice of meeting is given that the shareholder’s nominee(s) do not create a bona fide election contest. For purposes of clarity and to resolve any ambiguity under Section 23B.10.205 of the WBCA, it is assumed that for purposes of determining the number of director nominees, on the last day for delivery of a notice under Section 1.17, there is a candidate nominated by the Board for each of the director positions to be voted on at the meeting. Nothing in this bylaw is intended to limit the authority of the Board to determine that a bona fide election contest does not exist, in which event it shall disclose the applicable voting regime in the notice of meeting or, if such determination occurs after such notice has been sent, send a new notice which shall include disclosure of the applicable voting regime.
SECTION 1.7 – Adjournment. A majority of the shares represented at a meeting, even if less than a quorum, may adjourn the meeting from time to time without further notice. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally stated in the notice of meeting. The shareholders present at a duly organized meeting may continue to transact business until adjournment notwithstanding the withdrawal of enough shareholders to leave less than a quorum.
SECTION 1.8 – Chair of Meeting. The Chair, or in their absence, the CEO, or the President, shall preside at all meetings of the shareholders unless the Board shall otherwise determine. The Board may appoint any shareholder to act as chair of the meeting.
SECTION 1.9 – Secretary of Meeting. The Secretary shall act as a secretary at all meetings of the shareholders, and in their absence, the presiding officer may appoint any person to act as secretary.
SECTION 1.10 – Conduct of Meetings. Shareholder meetings shall be conducted in an orderly and fair manner, but the presiding officer shall not be bound by any technical rules of parliamentary procedure.
SECTION 1.11 – Voting. Each outstanding share shall be entitled to one vote on each matter submitted to a vote at a meeting of shareholders.
SECTION 1.12 – Proxies. At all meetings of shareholders, a shareholder may vote by proxy executed in writing by the shareholder or by their duly authorized attorney in fact. Such proxy shall be filed with the Secretary of the Corporation before or at the time of the meeting. No proxy shall be valid after eleven (11) months from the date of its execution, unless otherwise provided in the proxy.
SECTION 1.13 – Shareholder Advisor. A shareholder or holder of a valid proxy may be accompanied at any shareholders’ meeting by one personal advisor, but no such advisor may address the meeting without the consent of the presiding officer.
SECTION 1.14 – Recording of Proceedings. The proceedings of a shareholders’ meeting may not be mechanically or electronically recorded other than by the Secretary or acting secretary without the express approval of all individuals in attendance at the meeting.
SECTION 1.15 – Record Date. For the purpose of determining shareholders entitled to notice of or to vote at any meeting of shareholders or any adjournment thereof, or entitled to receive payment of any dividend, or in order to make a determination of shareholders for any other proper purpose, the Board may fix in advance a date as the record date for any such determination of shareholders. Such date in any case shall not be more than sixty (60) days and, in case of a meeting of shareholders, not less than ten (10) days prior to the date on which the particular action requiring such determination of shareholders is to be taken. If no record date is fixed by the Board, the date on which notice of the meeting is mailed or the date on which the resolution of the Board declaring such dividend is adopted, as the case may be, shall be the record date for such determination of shareholders. When a determination of shareholders entitled to vote at any meeting of shareholders has been made as provided in this section, such determination shall apply to any adjournment thereof.

SECTION 1.16 – List of Shareholders. The Secretary of the Corporation shall make a complete record of the shareholders entitled to vote at a meeting of shareholders, or any adjournment thereof, arranged in alphabetical order, with the address of and the number of shares held by each as shown on the Corporation’s stock transfer books on the record date. Such record shall be kept on file at the registered office of the Corporation for a period of ten (10) days prior to the meeting of shareholders. Such record shall be produced and kept open at the time and place of the shareholders’ meeting and shall be subject to the inspection of any shareholder during the meeting for any proper purpose.
SECTION 1.17 – Notice of Shareholder Business to be Conducted at a Meeting of Shareholders. In order for a shareholder to properly bring any nomination of a person for election to the Board or other item of business before a meeting of shareholders, such shareholder (the “Noticing Shareholder”) must give timely notice thereof in proper written form to the Secretary of the Corporation, and, in the case of business other than nominations, such other business must otherwise be a proper matter for shareholder action. This Section 1.17 shall constitute an “advance notice provision” for purposes of Rule 14a-4(c)(1), promulgated under the 1934 Act.
(A)    To be timely, a Noticing Shareholder’s notice (which, in the case of a shareholder making a Demand for a special meeting, shall be the Noticing Shareholder’s Demand) shall be delivered to the Secretary at the principal executive offices of the Corporation:
(i)    as to an annual meeting, not earlier than the close of business on the 150th day and not later than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice by the shareholder to be timely must be so delivered not earlier than the close of business on the 150th day prior to the date of such annual meeting and not later than the close of business on the later of the 120th day prior to the date of such annual meeting or, if the first public announcement (as defined below) of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the Corporation;
(ii)    as to a special meeting called pursuant to a Demand, not later than the close of business on the date of delivery of the first shareholder demand in compliance with 23B.07.020 of the WCBA; or
(iii)    as to a special meeting called by the Corporation other than pursuant to a Demand, at which directors are to be elected pursuant to the Corporation’s notice of meeting delivered pursuant to Section 1.5 of these bylaws, not later than the earlier of the tenth (10th) day following the mailing of definitive proxy materials with respect to the meeting or the day on which public announcement of the date of such meeting and of the nominees proposed by the Board to be elected at such meeting is first made by the Corporation.
In no event shall any adjournment or postponement of an annual or special meeting, or the public announcement thereof, commence a new time period for the giving of a shareholder’s notice as described above.
(B)    To be in proper form, a Noticing Shareholder’s notice to the Secretary (which, in the case of a shareholder making a Demand for a special meeting, shall be the Noticing Shareholder’s Demand) must:
(i)    set forth and include the following information and/or documents, as applicable:

(a)    the name and address of such Noticing Shareholder, as they appear on the Corporation’s books, and the name and address of each Beneficial Owner (as defined below);
(b)    representations that, as of the date of delivery of such notice, such Noticing Shareholder is a holder of record of shares of the Corporation and is entitled to vote at such meeting and intends to appear in person or by proxy at such meeting to propose such nomination or business;
(c)    (1) the name of each individual, firm, corporation, limited liability company, partnership, trust or other entity (including any successor thereto, a “Person”) with whom the Noticing Shareholder, Beneficial Owner, Shareholder Nominee (as defined below), and their respective Affiliates and Associates (as defined under Regulation 12B under the 1934 Act or any successor provision thereto) (each of the foregoing, a “Shareholder Group Member”) and each other Person with whom such Shareholder Group Member is acting in concert with respect to the Corporation (each Person described in this clause (1), including each Shareholder Group Member, a “Covered Person”) has any agreement, arrangement or understanding (whether written or oral) for the purpose of acquiring, holding, voting (except pursuant to a revocable proxy given to such Person in response to a public proxy solicitation made generally by such Person to all holders of shares of the Corporation entitled to vote at the meeting (collectively, “Voting Stock”)) or disposing of any Voting Stock or to cooperate in obtaining, changing or influencing the control of the Corporation (except independent financial, legal and other advisors acting in the ordinary course of their respective businesses), and a description of each such agreement, arrangement or understanding (whether written or oral), (2) a list of the class and number of shares of Voting Stock that are Beneficially Owned or owned of record by each Covered Person, together with documentary evidence of such record or Beneficial Ownership, (3) a list of (A) all of the derivative securities (as defined under Rule 16a-1 under the 1934 Act) and other derivatives or similar agreements or arrangements with an exercise or conversion privilege or a periodic or settlement payment or payments or mechanism at a price or in an amount or amounts related to any security of the Corporation or with a value derived or calculated in whole or in part from the value of any security of the Corporation, in each case, directly or indirectly owned of record or Beneficially Owned by any Covered Person and (B) each other direct or indirect opportunity of any Covered Person to profit or share in any profit derived from any increase or decrease in the value of any security of the Corporation, in each case, regardless of whether (x) such interest conveys any voting rights in such security to such Covered Person, (y) such interest is required to be, or is capable of being, settled through delivery of such security or (z) such Person may have entered into other transactions that hedge the economic effect of such interest (any such interest described in this clause (3) being a “Derivative Interest”), (4) a description of each agreement, arrangement or understanding (whether written or oral) with the effect or intent of increasing or decreasing the voting power of, or that contemplates any Person voting together with, any Covered Person with respect to any Voting Stock, Shareholder Nominee or other proposal (“Voting Arrangements”), (5) details of all other material interests of each Covered Person in such nomination or proposal or capital stock of the Corporation (including any rights to dividends or performance related fees based on any increase or decrease in the value of such capital stock or Derivative Interests) (collectively, “Other Interests”), (6) a description of all economic terms of all such Derivative Interests, Voting Arrangements and Other Interests and copies of all agreements and other documents (including but not limited to master agreements, confirmations and all ancillary documents and the names and details of the counterparties to, and brokers involved in, all such transactions) relating to each such Derivative Interest, Voting Arrangement and Other Interests, (7) a list of all transactions by each

Covered Person involving any Voting Stock or any Derivative Interests, Voting Arrangements or Other Interests within six months prior to the date of the notice and (8) a representation whether any Covered Person intends or is part of a group which intends (a) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal or elect any Shareholder Nominee and/or (b) otherwise to solicit or participate in the solicitation of proxies from shareholders of the Corporation in support of such nomination or proposal. A notice delivered by or on behalf of any Noticing Shareholder under this Section 1.17(B) shall be deemed to be not in compliance with this Section 1.17(B) and not effective if (x) such notice does not include all of the information and documents required under this Section 1.17(B) or (y) after delivery of such notice, any information or document required to be included in such notice changes or is amended, modified or supplemented, as applicable, prior to the date of the relevant meeting and such information and/or document is not delivered to the Corporation by way of a further written notice as promptly as practicable following the event causing such change in information or amendment, modification or supplement, as applicable, and in any case where such event occurs within forty-five (45) days of the date of the relevant meeting, within five (5) business days after such event; provided, however, that the Board shall have the authority to waive any such non-compliance if the Board determines that such action is appropriate in the exercise of its fiduciary duties;
(ii)    if the notice relates to any business other than a nomination of a director or directors that the shareholder proposes to bring before the meeting, such notice must also set forth:
(a)    a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest of such Noticing Shareholder in such business;
(b)    the text of the proposal (including the text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend these bylaws, the text of the proposed amendment); and
(c)    the reasons for conducting such business at the meeting;
(iii)    if the notice relates to the nomination of a director or directors, such notice must also set forth, as to each person whom the Noticing Shareholder proposes to nominate for election or reelection to the Board (a “Shareholder Nominee”):
(a)    all information relating to such Shareholder Nominee that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14 of the 1934 Act and the rules and regulations promulgated thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and
(b)    a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among, any Covered Person, on the one hand, and each proposed Shareholder Nominee, on the other hand, including, without limitation all information that would be required to be disclosed pursuant to Rule 404 promulgated under Securities and Exchange Commission (the “SEC”) Regulation S-K if any Covered Person, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant; and

(iv)    with respect to each Shareholder Nominee, the notice must also include a completed and signed questionnaire, representation and agreement required by Section 1.17 of these bylaws.
The Corporation may require any proposed nominee to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as an independent director of the Corporation or that could be material to a reasonable shareholder’s understanding of the independence, or lack thereof, of such nominee.
(C)    Notwithstanding anything in Section 1.17(A)(i) of this bylaw to the contrary, in the event that the number of directors to be elected to the Board is increased and there is no public announcement by the Corporation naming all of the nominees for director or specifying the size of the increased Board at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a Noticing Shareholder’s notice required by this bylaw shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the Corporation and such notice otherwise complies with the requirements of this Section 1.17.
(D)    Only such persons who are nominated in accordance with the procedures set forth in this bylaw shall be eligible to be elected as directors at a meeting of shareholders and only such business shall be conducted at a meeting of shareholders as shall have been brought before the meeting in accordance with the procedures set forth in this bylaw. Except as otherwise provided by law, the Articles of Incorporation or these bylaws, the Chair of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this bylaw and, if any proposed nomination or business is not in compliance with this bylaw, to declare that such defective proposal or nomination shall be disregarded. The Board may adopt by resolution such rules and regulations for the conduct of meetings of shareholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board, the Chair shall have the right and authority to convene and adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of the Chair, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the Chair, may include the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to shareholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the Board or the Chair shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. Unless and to the extent determined by the Board or the Chair, meetings of shareholders shall not be required to be held in accordance with the rules of parliamentary procedure. Notwithstanding the foregoing provisions of this Section 1.17, unless otherwise required by applicable law, if the Noticing Shareholder (or a qualified representative of the Noticing Shareholder) does not appear at the annual or special meeting of shareholders to present a nomination or proposed business previously put forward by or on behalf of such Noticing Shareholder or, immediately prior to the commencement of such meeting, such Noticing Shareholder does not provide a written certification to the Corporation on and as of the date of the applicable meeting that such Noticing Shareholder and each Covered Person, if any, is then in compliance with this Section 1.17, then such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Section 1.17, to be considered a qualified representative of the Noticing Shareholder, a person must be a duly authorized officer, manager or partner of such Noticing Shareholder or must be authorized by a writing executed by such Noticing Shareholder and each Covered Person, if any, or an electronic transmission delivered by such Noticing Shareholder and each Covered Person, if any, to act for such Noticing Shareholder and each Covered Person, if any, as proxy at the meeting of shareholders and to provide such certification on behalf of the Noticing Shareholder and each Person required pursuant to this Section 1.17 and such Person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of shareholders. Nothing in this bylaw shall be deemed to affect any rights of (a) shareholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the 1934 Act or (b) holders of any series of Preferred Stock to elect directors pursuant to any applicable provisions of the Articles of Incorporation.
(E)    For purposes of this bylaw, a Person shall be deemed the “Beneficial Owner” of, shall be deemed to “Beneficially Own” and shall be deemed to have “Beneficial Ownership” of, any Voting Stock (i) that such Person or any of such Person’s Affiliates or Associates (as defined under Regulation 12B under the 1934 Act or any successor provision thereto) is deemed to “beneficially own” within the meaning of Section 13(d) of, and Regulation 13D under, the 1934 Act or any successor provision thereto, or (ii) that is the subject of, or the reference security for or that underlies any Derivative Interest of such Person or any of such Person’s Affiliates or Associates (as defined under Regulation 12B under the 1934 Act or any successor provision thereto), with the number of shares of Voting Stock deemed Beneficially Owned being the notional or other number of shares of Voting Stock specified in the documentation evidencing the Derivative Interest as being subject to be acquired upon the exercise or settlement of the Derivative Interest or as the basis upon which the value or settlement amount of such Derivative Interest is to be calculated in whole or in part or, if no such number of shares of Voting Stock is specified in such documentation, as determined by the Board in good faith to be the number of shares of Voting Stock to which the Derivative Interest relates. When two or more Persons act as a partnership, limited partnership, syndicate, or other group, or otherwise act in concert, in each case, for the purpose of acquiring, holding, or disposing of securities of the Corporation or for the purpose of proposing one or more Shareholder Nominees, putting forward any other proposal for consideration or voting together on any matter presented at a shareholder meeting, such syndicate or group shall be deemed a “Person” for the purpose of this definition. In addition, any Person who, directly or indirectly, creates or uses a trust, proxy, power of attorney, pooling arrangement or any contract, arrangement, or device with the purpose or effect of divesting such Person of Beneficial Ownership of any Voting Stock or preventing the vesting of such Beneficial Ownership as part of a plan or scheme to evade the reporting requirements of this Section 1.17 shall be deemed for the purposes of this bylaw to be the Beneficial Owner of such Voting Stock.
(F)    For purposes of this bylaw, “public announcement” shall mean disclosure in a press release reported by a national news service or in a document publicly filed by the Corporation with the SEC pursuant to Section 13, 14 or 15(d) of the 1934 Act and the rules and regulations promulgated thereunder.

(G)    Notwithstanding the foregoing provisions of this bylaw, a Noticing Shareholder shall also comply with all applicable requirements of the 1934 Act and the rules and regulations thereunder with respect to the matters set forth in this bylaw; provided, however, that any references in these bylaws to the 1934 Act or the rules promulgated thereunder are not intended to and shall not limit the requirements applicable to nominations or proposals as to any other business to be considered pursuant to Section 1.18 or Section 1.4 of these bylaws.

SECTION 1.18 – Submission of Questionnaire, Representation and Agreement. To be eligible to be a nominee for election or reelection as a director of the Corporation pursuant to a nomination of a Noticing Shareholder, a person must deliver (in accordance with the time periods prescribed for delivery of notice under Section 1.17 of these bylaws) to the Secretary at the principal executive offices of the Corporation a written questionnaire with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the Secretary upon written request) and a written representation and agreement (in the form provided by the Secretary upon written request) that such person:
(A)    is not and will not become a party to:
(i)    any agreement, arrangement or understanding (whether written or oral) with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed in writing to the Corporation, or
(ii)    any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Corporation, with such person’s fiduciary duties under applicable law,
(B)    is not and will not become a party to any agreement, arrangement or understanding (whether written or oral) with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed in writing to the Corporation, and
(C)    in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of the Corporation, and will comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Corporation.
ARTICLE 2
Directors
SECTION 2.1 – Management of Corporation. All corporate powers shall be exercised by, or under authority of, and the business and affairs of the Corporation shall be managed under the direction of the Board.
SECTION 2.2 – Number of Directors; Vacancies. The initial number of directors is stated in the Articles of Incorporation. The number to be elected by the shareholders shall consist of not less than eight (8) nor more than fifteen (15) persons. The exact number within such minimum and maximum limits shall be fixed and determined by resolution of the Board. A vacancy on the Board may occur by the resignation, removal, termination of term or death of an existing director, or by reason of increasing the number of directors on the Board as provided in these bylaws. Except as may be limited by the Articles of Incorporation, any vacancy occurring in the Board may be filled by the affirmative vote of a majority of the remaining directors whether or not less than a quorum. A director elected to fill a vacancy shall be elected for a term of office continuing until the director or their successor is duly elected and qualified at the next election of directors by shareholders or until their earlier resignation, removal from office, termination of term or death. If the vacant office was held by a director elected by holders of one or more authorized classes or series of shares, only the holders of those classes or series of shares are entitled to vote to fill the vacancy.
SECTION 2.3 – Qualifications of Directors; Tenure. Any person who will not attain the age of seventy-five (75) before the meeting of shareholders at which elected (or had not attained that age by the date of the last annual meeting of shareholders, if appointed) may become a director of this Corporation. Directors shall serve until their successors are duly elected and qualified or until their earlier resignation, removal from office, termination of their term or death.
SECTION 2.4 – Annual Meetings. Immediately after the annual meeting of shareholders, the directors shall meet to elect officers and transact any other business.
SECTION 2.5 – Place of Meetings. Meetings of the Board, regular or special, may be held within or without the State of Washington.
SECTION 2.6 – Regular Meetings. Regular meetings of the Board may be held without notice at such time and at such place as the Board may by vote from time to time designate.
SECTION 2.7 – Special Meetings. Special meetings of the Board may be called by the Chair, the CEO, the President, or by any two (2) directors.
SECTION 2.8 – Notices. Notices of special meetings of the Board stating the date, time, place and in general terms the purpose or purposes thereof shall be delivered to each director, by mailing written notice at least two (2) days before the meeting or by telephoning, telegraphing or personally advising each director at least one (1) day before the meeting. A special meeting shall be held not more than twenty (20) days after the delivery of said notice. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail, postage prepaid, addressed to the director at the address provided to the Secretary. An entry of the service of notice, given in the manner above provided, shall be made in the minutes of the proceedings of the Board, and such entry, if read and approved at the subsequent meeting of the Board, shall be conclusive on the question of service. Attendance of a director at a special meeting shall constitute a waiver of notice of such meeting, except where a director attends a meeting for the express purpose of objecting to the transaction of any business because the meeting was not lawfully called or convened. A director also may waive any notice required for any meeting by executing a written waiver of notice either before or after said meeting, and such waiver shall be equivalent to the giving of such notice.
SECTION 2.9 – Quorum. A majority of the directors shall constitute a quorum for the transaction of business. Unless otherwise provided in the Articles of Incorporation or these bylaws, the act of the majority of the directors present at a meeting at which a quorum is present shall be the act of the Board. A majority of those present at the time and place of any regular or special meeting, although less than a quorum, may adjourn from time to time, without further notice, until a quorum shall attend. When a quorum shall attend, any business may be transacted which might have been transacted at the meeting had the same been held on the date stated in the notice of meeting.
SECTION 2.10 – Attendance by Conference Telecommunication. Members of the Board may participate in a meeting of such Board by means of a conference telephone or similar communications equipment, by means of which all persons participating in the meeting can hear each other at the same time, and participation by such means shall constitute presence in person at a meeting.

SECTION 2.11 – Consent to Action. Any action which may be taken at a meeting of the Board, or at a meeting of any committee of the Board, may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by all of the directors or all the members of the committee. Such consent shall have the same force and effect as a unanimous vote at a duly convened meeting.
SECTION 2.12 – Compensation. The directors shall receive such reasonable compensation for their services as directors and as members of any committee appointed by the Board as may be prescribed by the Board and may be reimbursed by the Corporation for ordinary and reasonable expenses incurred in the performance of their duties.
SECTION 2.13 – Manifestation of Dissent. A director of the Corporation who is present at a meeting of the Board at which action on any corporate matter is taken shall be presumed to have assented to the action taken unless their dissent shall be entered in the minutes of the meeting or unless they shall file their written dissent to such action with the person acting as the Secretary of the meeting before the adjournment thereof or shall forward such dissent by registered mail to the Secretary of the Corporation immediately after the adjournment of the meeting. Such right to dissent shall not apply to a director who voted in favor of such action.
SECTION 2.14 – Lead Independent Director. From and after the Effective Time (as defined in Article 9) until the Expiration Date (as defined in Article 9), at any time at which the Chair of the Board is not an independent director, the Board, by the vote of the majority of the full Board, shall designate a lead independent director from among the independent directors. For purposes of this Section 2.14, “independent director” shall mean a director who is determined by the Board to be “independent” under the rules of the securities exchange on which the Corporation’s common stock is, at the time of such determination, listed.
ARTICLE 3
Committees of the Board of Directors
SECTION 3.1 – Executive Committee. By resolution adopted by a majority of the entire Board, the Board may designate from among its members an Executive Committee of not less than five (5) nor more than nine (9) members, including the Chair, the CEO, and the President. The Chair, or in their absence the CEO, shall act as chair of the committee. Any member of the Board may serve as an alternate member of the committee in the absence of a regular member or members. The committee shall have and may exercise all of the authority of the Board during the intervals between meetings of the Board, except that the committee shall not have the authority to: (1) authorize or approve a distribution or issuance of shares, except according to a general formula or method prescribed by the Board, (2) approve or propose to shareholders actions or proposals requiring shareholder approval, (3) fill vacancies on the Board or any committee thereof, (4) amend the Articles of Incorporation pursuant to Section 23B.10.020 of the WBCA, (5) adopt, amend or repeal these bylaws, (6) approve a plan of merger not requiring shareholder approval, or (7) authorize or approve the issuance or sale or contract for sale of shares, or determine the designation and relative rights, preferences, and limitations of a class or series of shares, except within certain limits specifically prescribed by the Board.
SECTION 3.2 – Audit Committee. By resolution adopted by a majority of the entire Board, the Board may appoint from among its members an Audit Committee of three (3) or more, none of whom shall be active officers of the Corporation, and may designate one (1) of such members as chair of the committee. The Board may also designate one or more directors as alternates to serve as a member or members of the committee in the absence of a regular member or members. The committee shall establish and maintain continuing communications between the Board and the Corporation’s independent auditors, internal auditors, and members of financial management with respect to the audit of the Corporation’s accounts and financial affairs and the audit of the Corporation’s controlled subsidiaries. The committee shall have such other powers and perform such other duties as may from time to time be prescribed by the Board or applicable law or regulations.
SECTION 3.3 – Other Committees. By resolution adopted by a majority of the entire Board, the Board may designate from among its members such other committees as it may deem necessary, each of which shall consist of not less than two (2) directors and have such powers and duties as may from time to time be prescribed by the Board.
SECTION 3.4 – Rules of Procedure. The majority of the members of any committee may fix its rules of procedure. All actions by any committee shall be reported in written minutes available at any reasonable time to any Board member. Such actions shall be subject to revision, alteration, and approval by the Board; provided, that no rights or acts of third parties who have relied in good faith on the authority granted herein shall be affected by such revision or alteration.
ARTICLE 4
Officers and Employees
SECTION 4.1 – Officers. The Board shall elect a Chair, a CEO, and a President. It shall also elect a Secretary and such additional officers as in the opinion of the Board the business of the Corporation requires. The Board may also elect or appoint, or in its discretion delegate to the CEO the authority to appoint, from time to time such other or additional officers as are desirable for the conduct of the business of the Corporation.
SECTION 4.2 – Election. The Chair, the CEO and the President shall be directors. These persons shall be elected annually by the Board, and they shall hold office at the pleasure of the Board.
SECTION 4.3 – Removal and Vacancy. Any officer, agent, or employee of the Corporation may be removed by the Board at any time with or without cause. Such removal, however, shall be without prejudice to the contract rights, if any, of the persons so removed. Election or appointment of an officer or agent or employee shall not of itself create contract rights. If any corporate office becomes vacant by reason of death, resignation, removal or otherwise, the Board or the executive officer possessing delegated authority to appoint such an officer, shall have power to fill such vacancies. In case of the absence or disability of any officer, the Board or the CEO may delegate the powers or duties of any such officer to another officer for the time being.
SECTION 4.4 – Compensation. The compensation of the CEO shall be fixed by the Board or a duly appointed committee thereof. Unless fixed by the Board, the compensation for all other officers, employees or agents of the Corporation shall be established by or at the direction of the CEO.
SECTION 4.5 – Exercise of Rights as Shareholders. Unless otherwise ordered by the Board, the CEO or the CEO’s designee acting by written designation, shall have full power and authority on behalf of the Corporation to attend and to vote at any meeting of shareholders of any corporation in which this Corporation may hold stock, other than in a fiduciary capacity, and may exercise on behalf of this Corporation any and all of the rights and powers incident to the ownership of such stock at any such meeting, and shall have power and authority to execute and deliver proxies and consents on behalf of this Corporation in connection with the exercise by this Corporation of the rights and powers incident to the ownership of such stock. The Board, from time to time, may confer like powers upon any other person or persons.

SECTION 4.6 – Duties of Chair of the Board. The Chair shall preside at all meetings of the shareholders and at meetings of the Board and the Executive Committee, and shall exercise such powers and perform such duties as pertain to such office or as may be conferred upon, or assigned to, the Chair by the Board or as set forth in any agreement with the Corporation. The Chair may be an “Executive Chair” who is not independent and serves as an employee of the Corporation or one of its affiliates.
SECTION 4.7 – Duties of Vice Chair. Reserved.
SECTION 4.8 – Duties of Chief Executive Officer. The CEO shall have general management of the business of the Corporation. The CEO shall see that all orders and resolutions of the Board and the Executive Committee are carried into effect and shall have general supervision over the property, business, and affairs of the Corporation and its several officers. The CEO shall be the person to whom the President, and all other officers designated by the CEO, shall report. The CEO may delegate such duties as such officer sees fit to delegate to the President, or other officers of the Corporation, other than the Chair. The CEO may appoint agents or employees other than those appointed by the Board and shall perform such other duties as may be prescribed from time to time by the Board or by these bylaws.
SECTION 4.9 – Duties of President. The President shall, subject to the authority granted to the CEO, be the chief operating officer of the Corporation and shall have general supervision over the day-to-day business of the Corporation. The President shall have such other authority and shall exercise such other duties as shall, from time to time, be delegated to such officer by the CEO or by the Board. Unless otherwise determined by the Board, the President shall perform all of the duties of the CEO in case of absence or disability of the CEO.
SECTION 4.10 – Duties of Vice President. The Vice Presidents shall have such powers and perform such duties as may be assigned to them by the Board or the CEO. A Vice President designated by the Board shall perform all of the duties of the President in case of absence or disability of the President.
SECTION 4.11 – Duties of Secretary. The Secretary shall, subject to the direction of the CEO, keep the minutes of all meetings of the shareholders and of the Board and, to the extent ordered by the Board or the CEO, the minutes of all meetings of all committees. The Secretary shall cause notice to be given of the meetings of the shareholders, of the Board, and of any committee appointed by the Board. The Secretary shall have custody of the corporate seal and general charge of the records, documents, and papers of the Corporation not pertaining to the performance of the duties vested in other officers, which shall at all reasonable times be open to the examination of any director. Without limiting the generality of the foregoing, the Secretary shall have charge (directly or through such transfer agents or registrars as the Board may appoint) of the issuance, transfer, and registration of certificates for shares of the Corporation and of the records pertaining thereto. Said records shall be kept in such manner as to show at any time the number of shares of the Corporation issued and outstanding, the manner in which and the time when such shares were paid for, the names and addresses of the holders of record thereof, the numbers and classes of shares held by each, and the time when each became such holder of record. The Secretary shall perform such other duties as may be assigned by the Board or the CEO.
SECTION 4.12 – Duties of Treasurer. Except as otherwise set forth herein, the Treasurer shall, subject to the direction of the CEO, have general custody of all the property, funds and securities of the Corporation and have general supervision of the collection and disbursement of funds of the Corporation. The Treasurer shall provide for the keeping of proper records of all transactions of the Corporation and shall perform such other duties as may be assigned by the Board or the CEO.
SECTION 4.13 – Other Officers. Such other officers as shall be appointed by the Board, or the CEO, acting pursuant to delegated authority of the Board, shall exercise such powers and perform such duties as pertain to their several offices, or as may be conferred upon, or assigned to, them by the Board or the CEO or such officer’s designee.
SECTION 4.14 – Clerks and Agents. The CEO, or any other officer of the Corporation authorized by the CEO, may, subject to the supervision of the Board, appoint such custodians, bookkeepers and other clerks, agents, and employees as they shall deem advisable for the prompt and orderly transaction of the business of the Corporation and shall define their duties, fix the salaries to be paid to them and have the authority to dismiss them.
ARTICLE 5
Shares and Certificates for Shares
SECTION 5.1 – Consideration. Certificates for shares of the Corporation shall be issued only when fully paid for.
SECTION 5.2 – Stock Certificates. Shares may but need not be represented by certificates. Certificates, if utilized, shall be signed by the CEO and the Secretary, or any other two officers as may be designated by the Board, and may be sealed with the seal of the Corporation or a facsimile thereof. The signatures of such officers may be facsimiles. If an officer who has signed or whose facsimile signature has been placed upon such certificate ceases to be an officer before the certificate is issued, it may be issued by the Corporation with the same effect as if the person were an officer on the date of issue. Each newly issued certificate of stock at a minimum shall state:
(A)    the name of the Corporation and that it is organized under the laws of the State of Washington;
(B)    the name of the person to whom issued; and
(C)    the number and class of shares and the designation of the series, if any, which such certificate represents.
SECTION 5.3 – Lost Certificates. No new certificates shall be issued until the former certificate for the shares represented thereby shall have been surrendered and cancelled, except in the case of lost or destroyed certificates, and in that case only after the receipt of a bond or other security by the Corporation, satisfactory to the Board, indemnifying the Corporation and all persons against loss in consequence of the issuance of such new certificate.
SECTION 5.4 – Transfer of Shares. Shares of the Corporation may be transferred by endorsement by the signature of the owner, their agent, attorney or legal representative, and the delivery of the certificate; but no transfer shall be valid except between the parties thereto, until the same shall have been entered upon the books of the Corporation, so as to show the names of the parties, by and to whom transferred, the numbers and designation of the shares and the date of transfer.
SECTION 5.5 – Holder of Record. The person registered on the books of the Corporation as the owner of the issued shares shall be recognized by the Corporation as the person exclusively entitled to have and to exercise the rights and privileges incident to the ownership of such shares. Notwithstanding the preceding sentence, the Board may adopt by resolution a procedure whereby a shareholder may certify in writing to the Corporation that all or a portion of the shares registered in the name of such shareholder are held for the account of a specified person or persons. Upon receipt by the Corporation of a certification complying with such an adopted procedure, the person specified in the certification shall be deemed, for the purpose or purposes set forth in the certification, to be the holders of record of the number of shares specified in place of the shareholder making the certification.
SECTION 5.6 – Issuance of Shares. Any shares authorized but not issued by this Corporation shall be issued, sold, or otherwise transferred by this Corporation only upon authorization of the Board.
SECTION 5.7 – Subscriptions. A subscription for shares of this Corporation shall be in writing and upon such terms as may be approved by the Board.
SECTION 5.8 – Payment of Subscriptions. A subscription for shares shall be paid in accordance with the terms set forth in the subscription or related subscription agreement, if any. If the subscription or subscription agreement does not require payment on or before a stated date or at a fixed period after a stated date, then payment shall be made in such manner and at such times as may be determined by the Board and expressed by it in a written call for payment; provided that the call shall be uniform as to all shares of the same class or series and that the call shall be mailed to each subscriber at such subscriber’s last post office address known to the Corporation at least thirty (30) days in advance of the date upon which payment or the first installment, if installment payments are called for, is due.
SECTION 5.9 – Default in Payment of Subscriptions. If a payment required by a subscription, a subscription agreement, or a call of the Board is not paid when due, then the Corporation may make written demand for payment upon the defaulting subscriber by personal service or by mailing a copy of the demand to the subscriber at their last post office address known to the Corporation. If the payment is not made within twenty (20) days of the serving or mailing of the demand for payment, the Corporation may terminate the subscription, forfeit the subscriber’s rights thereunder, retain as liquidated damages any sums previously paid on the subscription, and hold and dispose of the shares as though never subject to the subscription. In lieu of forfeiture, the Corporation may proceed to collect the amount due in the same manner as any debt due the Corporation.
ARTICLE 6
Seal
SECTION 6.1 – Corporate Seal. In the exercise of its discretion the Board may adopt and maintain a suitable seal for the Corporation.
ARTICLE 7
Miscellaneous Provisions
SECTION 7.1 – Fiscal Year. The fiscal year of the Corporation shall be the calendar year.
SECTION 7.2 – Records. The Articles of Incorporation, these bylaws, and the proceedings of all meetings of the shareholders, the Board and standing committees of the Board shall be recorded in appropriate minute books provided for that purpose. The minutes of each meeting shall be signed by the Secretary or other person appointed to act as Secretary.
ARTICLE 8
Bylaws
SECTION 8.1 – Inspection. A copy of these bylaws, with all amendments thereto, shall at all times be kept in a convenient place at the principal office of the Corporation, and shall be open for inspection of all shareholders during normal business hours.

SECTION 8.2 – Amendments. These bylaws may be amended, altered or repealed, at any regular meeting of the Board, by a vote of the majority of the whole Board, provided that a written statement of the proposed action shall have been personally delivered or mailed to all directors at least two (2) days prior to any such meeting.
ARTICLE 9
Certain Corporate Governance Matters
SECTION 9.1 – ~~Executive Chair;~~ President and Chief Executive Officer. Effective as of February 28, 2023 (the “Effective Time”), ~~(A) Mr. Cort L. O’Haver shall serve as the Executive Chair of the Board and of the board of directors of the Corporation’s wholly-owned subsidiary, Umpqua Bank, an Oregon state-chartered bank (the “Bank”) (the “Bank Board”) and (B)~~ Mr. Clint E. Stein shall serve as the President and CEO of the Corporation and CEO of the Corporation’s wholly-owned subsidiary, Columbia Bank (the “Bank”),~~the Bank~~ and as a member of the Board and of the Bank Board. The Corporation may enter into or amend appropriate agreements or arrangements with ~~the individuals referenced herein~~ Mr. Stein in connection with the subject matter of this Section 9.1.
Prior to the thirty-six (36) month anniversary of the Effective Time (the “Expiration Date”), the following actions shall require the affirmative vote of at least (i.e., a percentage equal to or greater than) 75% of the full Board: ~~(i) (a) the removal of Mr. O’Haver from, or the failure to appoint, re-elect or re-nominate Mr. O’Haver to, as applicable, his positions as the Executive Chair of the Board and of the Bank Board, (b) any termination of Mr. O’Haver’s employment for any reason by the Corporation, the Bank or any of their respective subsidiaries, or (c) any modification to the terms and conditions of Mr. O’Haver’s employment that would be a basis for him to assert a claim for termination for “good reason”; and (ii)~~ (a) the removal of Mr. Stein from, or the failure to appoint, re-elect or re-nominate Mr. Stein to, as applicable, his positions as the President and CEO of the Corporation and CEO of the Bank and as a member of the Board and of the Bank Board, (b) any termination of Mr. Stein’s employment for any reason by the Corporation, the Bank or any of their respective subsidiaries, or (c) any modification to the terms and conditions of Mr. Stein’s employment agreement that would be a basis for him to assert a claim for termination for “good reason.”
~~SECTION 9.2 – Headquarters; Name. Effective as of and from the Effective Time, (A) the headquarters of the Corporation will be located in Tacoma, Washington, and the headquarters of the Bank will be located in the Portland, Oregon metropolitan area (including Clackamas and Washington Counties), and (B) the name of the Corporation will be “Columbia Banking System, Inc.” and the name of the Bank will be “Umpqua Bank.”~~
SECTION 9.~~3~~2 – Amendments; Interpretation. Effective as of the Effective Time until the Expiration Date and notwithstanding anything to the contrary in these bylaws including Section 8.2, the provisions of this Article 9 may be modified, amended or repealed, and any bylaw provision or other resolution (including any proposed corresponding modification, amendment or repeal of any provision of the Corporation’s other constituent documents) inconsistent with this Article 9 may be adopted, only by (and any such modification, amendment, repeal or inconsistent bylaw provision or other resolution may be proposed or recommended by the Board for adoption by the shareholders of the Corporation only by) the affirmative vote of at least (i.e., a percentage equal to or greater than) 75% of the full Board. In the event of any inconsistency between any provision of this Article 9 and any other provision of these bylaws or the Corporation’s other constituent documents, the provisions of this Article 9 shall control to the fullest extent permitted by law.
Adopted by the Board of Directors of Columbia Banking System, Inc. on ~~November~~ August 4, ~~2024~~2025.

Corporate Secretary
/s/ Kumi Yamamoto Baruffi